Exhibit 99.1

LECG CORPORATION REPORTS 2003 FOURTH QUARTER AND FULL YEAR FINANCIAL
RESULTS FOR ITS FIRST PERIOD AS A PUBLIC COMPANY

Emeryville, CA, February 17, 2004 – LECG Corporation (NASDAQ: XPRT), a provider of expert services, today reported financial results for the fourth quarter and year ended December 31, 2003. In November 2003, LECG completed its initial public offering, issuing 8,625,000 shares of common stock at an offering price of $17.00 per share, resulting in net proceeds of $134.1 million.

Revenues for the fourth quarter of 2003 increased 15% to $43.8 million from $38.1 million for the fourth quarter of 2002.  Adjusted EBITDA(1) was $7.8 million for the quarter, an increase of 64% from $4.8 million in the fourth quarter of 2002.  Income before taxes was $4.8 million for the fourth quarter of 2003 compared to a loss of $6.5 million for the same period in 2002.  Pro Forma Adjusted Earnings per Share(2)  on a fully diluted basis was $0.18, an increase of 80% from $0.10 in the fourth quarter of 2002.

Revenues for the year ended December 31, 2003 increased 24% to $165.6 million from $133.7 million in 2002.  Adjusted EBITDA for 2003 was $26.1 million, an increase of 75% from $15.0 million in 2002. Income before taxes was $17.1 million in 2003 compared to a loss of $12.1 million for 2002.  Pro Forma Adjusted Earnings per Share on a fully diluted basis was $0.69, more than double the $0.33 in 2002.

The Company’s reported results for the quarter and year ended December 31, 2003 include an income tax benefit of $10.8 million.  This benefit is a result of its conversion from a nontaxable limited liability company to a taxable C corporation as of its November 13, 2003 initial public offering.  LECG’s reported net income per share on a fully diluted basis was $0.55 for the fourth quarter and $1.24 for the full year 2003, compared with a net loss of $0.64 and $1.41 per fully diluted share for the same periods in 2002.

Dr. David Teece, LECG Chairman said, “LECG’s performance for the quarter and year ended December 31, 2003 demonstrated significant year-over-year growth and improvement in revenues, margins and profitability. LECG ended the year with over $67 million in cash and equivalents. The Company’s performance demonstrates continued market demand for its services due to the expertise, integrity and quality of its experts and professional staff.”

Fiscal 2004 Outlook

For 2004, the Company believes that the market for its services will remain healthy and that revenues are expected to be in the range of $195 – $205 million, and net income is expected to be in the range of $17 – $18 million.

The preceding statement is forward looking, and actual results may differ materially due to factors identified below and in LECG’s registration statement on Form S-1 filed with the SEC under the caption “Risk Factors.”  Financial results after the Company’s public offering may not be comparable with its financial results prior to that date when it was a privately held company.

Conference Call Webcast Information

To listen to a live audio webcast of LECG’s fourth-quarter and full year 2003 financial results conference call, visit the Company’s website www.lecg.com.  The conference call begins at 5:00 pm EST today.  A replay of the call will also be available on the Company’s website until May 15, 2004.

About LECG

LECG is an expert services firm. LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice that help resolve complex disputes and inform legislative, judicial, regulatory and business decision makers. The Company provides independent expert testimony, original authoritative studies and strategic advice to its clients. The Company’s experts are renowned academics, former senior government officials, experienced industry leaders and seasoned consultants.

Statements in this press release concerning the future business, operating and financial condition of the Company and statements using the terms “believes,” “expects,” “will,” “could,” “plans,” “anticipates,” “estimates,” “predicts,” “intends,” “potential,” “continue,” “should,” “may,” or the negative of these terms or similar expressions are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations as of today, February 17, 2004.  There may be events in the future that the Company is not able to accurately predict or control and they may cause actual results to differ materially from expectations.  Information contained in these forward looking statements is inherently uncertain and actual performance is subject to a number of risks, including but not limited to, among others, dependence on key personnel, acquisitions, risks inherent in international operations, management of professional staff, dependence on growth of the Company’s service offerings, the ability of the Company to integrate successfully new experts into its practice, intense competition, and potential professional liability.  Further information on these and other potential risk factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward looking statements after the date of this press release.

LECG Corporation

CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS

(dollars in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2002	2003	2002	2003

Revenues	$38,092	$43,811	$133,704	$165,594
Cost of services:
Compensation and project costs	(25,461)	(28,909)	(90,083)	(110,634)
Equity-based compensation	(8,048)	(1,356)	(16,645)	(1,754)
Total cost of services	(33,509)	(30,265)	(106,728)	(112,388)

Gross profit	4,583	13,546	26,976	53,206
Operating expenses:
General and administrative expenses	(7,944)	(7,397)	(28,914)	(29,292)
Depreciation and amortization	(1,152)	(1,107)	(3,737)	(4,801)
Costs of postponed equity offering	(903)	—	(3,500)	—
Operating income (loss)	(5,416)	5,042	(9,175)	19,113
Interest income	11	73	42	103
Interest expense	(1,177)	(678)	(3,188)	(2,620)
Other income (expense), net	92	320	257	466
Income before income tax benefit	(6,490)	4,757	(12,064)	17,062
Income tax benefit	—	10,786	—	10,786
Net income (loss)	(6,490)	15,543	(12,064)	27,848
Accrued preferred dividends and accretion of preferred units	(984)	(4,577)	(3,692)	(7,712)
Net income (loss) attributable to common shares	$(7,474)	$10,966	$(15,756)	$20,136

Net income (loss) per share:
Basic	$(0.64)	$0.64	$(1.41)	$1.47
Diluted	$(0.64)	$0.55	$(1.41)	$1.24
Shares used in calculating net income (loss) per share:
Basic	11,693,002	17,179,707	11,168,563	13,673,875
Diluted	11,693,002	19,894,752	11,168,563	16,261,216

LECG Corporation

CONDENSED CONSOLIDATED

BALANCE SHEET

(dollars in thousands)

December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$67,177
Accounts receivable, net of allowance of $482	46,708
Prepaid expenses	2,342
Deferred taxes	11,041
Other	4,234
Total current assets	131,502
Property and equipment, net	4,506
Goodwill	23,976
Other intangible assets	533
Other assets	3,798
Total assets	$164,315

Liabilities and shareholders’ equity
Liabilities	$39,155
Shareholders’ equity (21,693,156 common shares outstanding)	125,160
Total liabilities and shareholders’ equity	$164,315

Adjusted EBITDA (1)

(dollars in thousands)

	Three months ended December 31,		Year ended December 31,
	2002	2003	2002	2003
Net income (loss) attributable to common shareholders	$(7,474)	$10,966	$(15,756)	$20,136
Add back (subtract):
Accrued preferred dividends and accretion of preferred units	984	4,577	3,692	7,712
Interest expense (net)	1,166	605	3,146	2,517
Tax benefit	—	(10,786)	—	(10,786)
Depreciation and amortization	1,152	1,107	3,737	4,801
EBITDA	(4,172)	6,469	(5,181)	24,380

Adjustments to EBITDA:
Equity based compensation	8,048	1,356	16,645	1,754
Costs of postponed equity offering	903	—	3,500	—

Adjusted EBITDA	$4,779	$7,825	$14,964	$26,134

(1)          Adjusted EBITDA is a non-GAAP financial measure defined by the Company as net income attributable to common shareholders before interest, taxes, depreciation and amortization, accrued preferred dividends and accretion, equity based compensation expense and costs of postponed equity offering in 2002.  The Company believes that Adjusted EBITDA is a useful measure of financial performance of the business and facilitates comparison of financial results for periods before and after its initial public offering and conversion to a taxable C corporation.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows or other measures of financial performance prepared in accordance with GAAP.

Pro forma adjusted earnings per share (2)

(dollars in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2002	2003	2002	2003

Net income (loss) attributable to common shareholders	$(7,474)	$10,966	$(15,756)	$20,136
Add back (subtract):
Accrued preferred dividends and accretion of preferred units	984	4,577	3,692	7,712
Equity based compensation	8,048	1,356	16,645	1,754
Costs of postponed equity offering	903		3,500
Income tax benefit		(10,786)		(10,786)
Adjusted net income	2,461	6,113	8,081	18,816
Pro forma tax provision at 40%	(984)	(2,445)	(3,232)	(7,526)
Pro forma adjusted net income	$1,477	$3,668	$4,849	$11,290

Net income (loss) per share, as reported:
Basic	$(0.64)	$0.64	$(1.41)	$1.47
Diluted	$(0.64)	$0.55	$(1.41)	$1.24
Pro forma adjusted net income per share:
Basic	$0.13	$0.21	$0.43	$0.83
Diluted	$0.10	$0.18	$0.33	$0.69
Shares used in calculating net income (loss) per share, as reported:
Basic	11,693,002	17,179,707	11,168,563	13,673,875
Diluted	11,693,002	19,894,752	11,168,563	16,261,216
Shares used in calculating pro forma adjusted net income per share:
Basic	11,693,002	17,179,707	11,168,563	13,673,875
Diluted	14,853,903	19,894,752	14,597,923	16,261,216

(2)          Pro Forma Adjusted Earnings per Share (“Pro Forma Adjusted EPS”) is a non-GAAP financial measure defined by the Company as net income attributable to common shareholders plus accrued preferred dividends and accretion of preferred units, income tax benefit, equity based compensation expense, costs of postponed equity offering in 2002 and an income tax provision calculated at the estimated combined federal and state statutory rate of 40%, which was not the Company’s effective tax rate in 2002 or 2003.  The Company believes that Pro Forma Adjusted EPS is a useful measure of the financial results of the business and facilitates comparison of periods before and after its initial public offering and conversion to a taxable C corporation.  The shares used in calculating the Pro Forma Adjusted EPS do not include the issuance of common shares necessary to redeem the preferred units.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, net income, cash flows or other measures of financial performance prepared in accordance with GAAP.

Contacts

John C. Burke, Chief Financial Officer

Erin Glenn, Investor Relations

(510) 985-6990

investor@lecg.com